UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2016

Federal-Mogul Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34029	46-5182047
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27300 West 11 Mile Road, Southfield, Michigan	48034
(Address of principal executive offices)	(Zip Code)

(248) 354-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2016, Federal-Mogul Corporation (the “Company” or the “Employer”), together with Federal-Mogul Holdings Corporation (“Holdings”) entered into an amendment (the “Amendment”) to the Employment Agreement, dated April 1, 2012 (together, with the Amendment, the “Employment Agreement”), between the Company and Rainer Jueckstock. The Amendment provides for (i) a change in Mr. Jueckstock’s title from Chief Executive Officer of Company to Co-Chief Executive Officer of Holdings and Chief Executive Officer of Federal-Mogul Powertrain, (ii) an increase of Mr. Jueckstock’s annual base salary from $600,000 to $900,000, (iii) an increase in the bonus opportunity under the Management Incentive Plan (the “MIP”) from 90% of his base salary to 110% of his base salary and (iv) Mr. Jueckstock ’s eligibility to receive annual awards under the Employer’s long-term incentive plan (the “LTIP Award”), which will be valued at 31.75% of the “economic profit” (as that term is defined in the LTIP Award) created during the performance cycle (with the “economic profit” capped at $10 million and Mr. Jueckstock’s maximum annual LTIP Award capped at $3,175,000). The Amendment also extended the term of the Employment Agreement through March 31, 2018.

If Mr. Jueckstock is terminated for “cause” (as such term is defined in the Employment Agreement), without “cause”, due to death or disability, or by action of Mr. Jueckstock such as resignation or retirement, he is entitled to receive any cash compensation earned and not yet paid through the date of termination and any amounts payable on account of accrued but unused paid-time-off days. If, prior to March 31, 2017, Mr. Jueckstock is terminated by the Company without “cause” or by Mr. Jueckstock for “good reason” (as such term is defined in the Employment Agreement), Mr. Jueckstock is entitled to one year’s base salary plus his target bonus under the MIP for the year in which termination occurs and any vested LTIP Award. Mr. Jueckstock is entitled to paid vacation annually in accordance with the Employer policies and shall participate in all benefit programs and plans for which he is eligible. The Company has also agreed to continue to make contributions to the German pension plan for the benefit of Mr. Jueckstock and has increased the amount from 100,000 Euros per year to 125,000 Euros per year. The non-competition provision originally agreed to by Mr. Jueckstock in the event of termination after March 31, 2017 or in accordance with expiration of the term is no longer applicable unless the Employer elects to have the one-year period apply to Mr. Jueckstock, in which case the Employer must provide a written notice not later than fifteen (15) days prior to the expiration of the term. Extension of the non-competition provision still remains subject to providing Mr. Jueckstock an additional one year’s base salary during such extension. The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	First Amendment to Employment Agreement, dated April 1, 2016, between the Federal-Mogul Corporation, Rainer Jueckstock and Federal-Mogul Holdings Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal-Mogul Holdings Corporation
(Registrant)

Date: April 4, 2016

	By:	/s/ Michelle Epstein Taigman
Vice President, Deputy General Counsel and Assistant Secretary

EXHIBIT INDEX

10.1	First Amendment to Employment Agreement, dated April 1, 2016, between the Federal-Mogul Corporation, Rainer Jueckstock and Federal-Mogul Holdings Corporation

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